Exhibit 4.2

[Amendment No. 3 to Shareholder Rights Agreement]

March 5, 2012

Wells Fargo Shareowner Services
Attn:  Marcus Blue
161 North Concord Exchange
South St. Paul, MN  55075

Re: Amendment No. 3 to the Rights Agreement of XOMA Corporation, a Delaware corporation company (“XOMA”)

Dear Mr. Blue:

Reference is made to that certain Shareholder Rights Agreement dated as of February 26, 2003, by and between XOMA and Wells Fargo Bank, N.A., as rights agent (the “Rights Agent”) (as amended, supplemented or otherwise modified prior to the date hereof, the “Rights Agreement”).

Pursuant to Section 27 (“Supplements and Amendments”) of the Rights Agreement, the Rights Agreement is hereby amended effective as of March 5, 2012, by amending Section 1(a) of the Rights Agreement to read in its entirety as follows:

(a)
"Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company, (iv) any Person holding Common Stocks organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement, or (v) any Person who becomes the Beneficial Owner of 20% or more of the Common Stock then outstanding with the approval of the Board of Directors, as evidenced in writing in the minutes and records of the Company as to such approval, prior to becoming the Beneficial Owner of such Common Stock (the Persons described in clauses (i) through (v) above are referred to herein as "Exempt Persons").  The foregoing notwithstanding, if a Person is an Exempt Person by virtue of clause (v) above, and such Person becomes the Beneficial Owner of 40% or more of the Common Stock then outstanding, such Person shall cease to be an Exempt Person.

Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Stock then outstanding (40% in the case of an Exempt Person pursuant to clause (v) of the preceding paragraph); provided, however, that if a Person shall become the Beneficial Owner of 20% (40% in the case of an Exempt Person pursuant to clause (v) of the preceding paragraph) or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person."

This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law or choice of law provisions thereof; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Except as expressly amended by this letter, the provisions of Rights Agreement shall remain in full force and effect, without modification, and this letter shall not be deemed to constitute a novation of the Rights Agreement.

Sincerely,

XOMA Corporation

By:  /s/ Christopher J. Margolin
       Name:  Christopher J. Margolin
       Title:    Vice President, General Counsel and Secretary

Acknowledged and Agreed:

Wells Fargo Shareowner Services

By:  /s/ Marcus Blue
       Name:  Marcus Blue
       Title:    Relationship Manager